Exhibit 23(d)(2)

                  INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made this    day of January 2000, by and between
PENN STREET FUND, INC., a Maryland corporation (the "Fund") and
Cumberland Advisors Inc., a New Jersey corporation (the
"Manager").

     1.  Duties of Advisor

         The Fund hereby employs the Manager to manage the investment and reinvestment of the assets of the Penn Street Fund, Inc. Taxable Fixed Income Portfolio which, if this Agreement is approved by the Stockholders of the Portfolio, as provided in section 7 below, will be renamed the Cumberland Taxable Fixed Income Portfolio (the "Portfolio"), to continuously review, supervise and administer the Portfolio's investment program, to determine in its discretion the securities to be purchased or sold and the portion of the Portfolio's assets to be uninvested, to provide the Fund with records concerning the Manager's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and the Board of Directors of the Fund, all in compliance with the objectives, policies and limitations set forth in the Fund's registration statement. The Manager accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described herein on the terms and for the compensation provided herein.

     2.  Portfolio Transactions

         The Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution. It is understood, however, that the Manager shall not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the Portfolio, or be in breach of any obligation owing to the Fund or in respect of the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Manager determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Manager's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. The Manager will promptly communicate to the officers and directors of the Fund such information relating to transactions for the Portfolio as they may reasonably request.

     3.  Compensation of the Manager

          For the services to be rendered by the Manager as provided in Section 1 of this Agreement, the Fund shall pay to the Manager, at the end of each month, a fee equal to one-twelfth of .38 percent of the average daily net assets of the Portfolio. In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated. The forgoing provisions of this section 3 notwithstanding, the fee provided herein shall be accrued but not paid until this Agreement is approved by the stockholders of the Portfolio as required by section 15 of the Investment Company Act of 1940 ("Act").

     4.  Reports

         The Fund and the Manager agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

     5.  Status of the Manager

         The services of the Manager to the Fund or in respect of the Portfolio, are not to be deemed exclusive, and the Manager shall be free to render similar services to others as long as its services to the Fund, or in respect of the Portfolio, are not impaired thereby. The Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     6.  Liability of Manager

         The Manager shall not be liable to the Fund or any shareholder thereof for errors of judgment in the performance of its duties hereunder.

         No provision of this Agreement shall be deemed to protect the Manager against any liability to the Fund to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     7.  Duration and Termination

         This Agreement shall become effective on January     ,
2000 (the "Effective Date") and shall continue in effect until
January    , 2002, provided that it is approved in accordance
with Section 15 of the Act by the stockholders of the Portfolio at the next Special Meeting of Stockholders held after execution of this Agreement. Thereafter, this Agreement may be continued in effect for successive one-year periods provided each such continuance is approved at least annually by a vote of the Fund's Board of Directors, including the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of the Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the Portfolio.

         This Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolio, on sixty days written notice to the Manager.

         This Agreement shall automatically terminate in the event of its assignment.

         This Agreement may be terminated by the Manager after ninety days written notice to the Fund.

         Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 7, the terms "assignment,"
"interested persons," and a "vote of the holders of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), Section
2(a)(42) of the Act and Rule l8f-2 thereunder.

     8.  Severability

         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed this _______day of ____________ 2000.


Cumberland Advisors Inc.          Penn Street Fund, Inc.

By:_________________________      By:_________________________
   President                            Presiden


"WORD"

Long Document Name:
INVESTMENT MANAGEMENT AGREEMENT C - PENN STREET
FUND - MILLENNIUM
System Document
Number:
37414 - DRP
Additional
Information:
EDGAR DOCUMENT
You will have line numbers down the side of each draft document unless
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Notes:

Origination Date:
January 19, 2000
Author's Initials:
Drp
Last Revised By:
sm/laz
Last Revision Date:
2-7
Quick Fill Numbering:











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